                                                                   EXHIBIT 10.22

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Asterisks denote such omissions.

                                 NORTH AMERICAN

                                SUPPLY AGREEMENT

     This Supply Agreement ("Agreement") made and entered into as of the 15th of December, 1999, by and between Daramic, Inc., a Delaware corporation (hereinafter called "Daramic"), and Exide Corporation, a Delaware corporation (hereinafter called "Exide").

                                    RECITALS

     A. Exide is in the business of manufacturing batteries and Daramic is in the business of manufacturing battery separators.

     B. Daramic manufactures and sells separators from various facilities, including a facility in Corydon, Indiana, that Daramic is today acquiring from Exide and an affiliate of Exide pursuant to an Asset Purchase Agreement dated as of November 3, 1999, between Exide, an affiliate of Exide and Daramic (the "Purchase Agreement"). Capitalized terms not otherwise defined in this Agreement will have the meanings given to them in the Purchase Agreement.

     C. Pursuant to Section 2.2(e) of the Purchase Agreement, Exide and Daramic agreed to enter into a Supply Agreement pursuant to which Exide would agree to purchase from Daramic, and Daramic would agree to sell to Exide, separators for use in Exide's North American production facilities.

     D. Exide and Daramic wish to enter into this Agreement to set forth the terms and conditions of the Supply Agreement contemplated by Section 2.2(e) of the Purchase Agreement.

     NOW THEREFORE, the parties agree as follows:

1.   Definitions

     As used herein the following terms shall have the following representative meanings:

     "Affiliates" shall mean any entity in which either Daramic or Exide, directly or indirectly, owns or controls fifty percent (50%) or more of the ownership indicia.

     "Contract Year" shall mean each successive twelve (12) month period during the Term hereof, commencing on the Effective Date.

     "Effective Date" shall mean the date of this Agreement.

     "Industrial Price Index" shall mean the Industrial Price Index published by the Journal of Commerce.

     "North America" shall mean the United States and its territories and Canada.

     "Person" shall mean any individual, partnership, corporation, trust or any other legal entity or any government or political subdivision.

     "Prices" shall mean the initial prices for Separators as set forth in Exhibit A attached hereto, as adjusted from time to time as set forth in Section
4.2 hereof.

     "Separator" shall mean polymeric, microporous and/or similar battery separators for use in batteries and which are currently being manufactured by Exide for its own use utilizing the manufacturing equipment and facilities currently located at the Corydon, Indiana, facility. Current products which meet this requirement are listed in Exhibit A attached hereto and made a part hereof. New products with different widths, thicknesses, backweb thicknesses, etc. may be added to Exhibit A from time to time, but only upon the mutual written agreement of the parties.

     "Specifications" shall mean the specifications for the Separators set forth in Exhibit B attached hereto which may be amended from time to time only by mutual written agreement of the parties.

     "Term" shall mean the term of this Agreement pursuant to Article 3 hereof.

2.   Purchase and Supply Commitments

     2.1 Each Contract Year during the Term of this Agreement, and subject to the terms and conditions set forth below, Exide shall purchase from Daramic, and Daramic agrees to supply to Exide, [*****] Separators for use in producing batteries in Exide's North American manufacturing facilities, which requirements shall be no less than [*****] of Separators (which will represent a total of approximately [*****] of Separators), of which no less than [*****] of such Separators will have [*****] (hereinafter referred to as Exide's "Minimum Purchase Requirement"). Exide's purchases for use in producing batteries outside of North America shall not count towards this Minimum Purchase Requirement. If, at any time during the Term of this Agreement, Exide (a) acquires all or part ownership of any of Daramic's Customers (as defined below) or (b) establishes a partnership or other joint venture relationship with any of Daramic's Customers, then and in such event(s), any purchases of Separators by Exide or these partnership or joint venture entities up to but not in excess of the average annual purchases by such Customers from Daramic over the two years prior to Exide's purchase of or involvement with such entities shall not count toward the Minimum Purchase Requirement. If, at any time during the Term of this Agreement, Exide acquires substantially all of the assets of a battery manufacturing facility owned by any of Daramic's Customers and such facility, at the time of the acquisition thereof by Exide, was being supplied with Separators purchased from Daramic, then purchases by Exide for use at such facility shall not count toward the Minimum Purchase Requirement. For purposes of Sections 2.1 and 2.2, Daramic's "Customers" shall mean the customers listed on Exhibit C attached hereto; provided, however, that such customers are purchasing Separators from Daramic at the time of the applicable transaction with Exide. Daramic acknowledges and agrees that Exhibit C attached hereto contains a complete and accurate listing of Daramic's current customers as of the date of this Agreement.

     2.2  [*****]

     2.3 If Exide fails to meet its Minimum Purchase Requirement in any Contract Year, then Exide agrees to pay Daramic, within two (2) months after the close of the applicable Contract Year, an amount calculated as follows (the "Deficit Amount"):

 ([*****] lineal feet minus the actual lineal feet purchased in that
                      -----
                                 Contract Year)

                                  multiplied by

                         [*****] (the "Base Multiplier")

                                     equals

                               the Deficit Amount.

     2.4 The parties acknowledge and agree that the underlying intent of Sections 2.1 and 2.2 above is that Daramic should realize at least [*****] (which will represent approximately [*****]) of incremental Separator sales volume at contribution margins approximately equal to the Base Multiplier as a result of this Agreement. The addition of this incremental sales volume is an integral part of the consideration for the Purchase Agreement. This entire Agreement, and particularly Sections 2.1 and 2.2 above, shall be interpreted consistent with and in an effort to give effect to the parties' intent as described in this Section 2.4.

     2.5 By April 1 of each Contract Year (and April 1, 2000 for the first Contract Year), Exide shall provide Daramic with a written annual estimate of its Separator requirements for the next succeeding twelve months. The estimate shall indicate Exide's estimated requirements for Separators broken down by type for each of Exide's locations for that calendar year. Commencing April 1, 2000, Exide shall also provide Daramic with quarterly delivery forecasts for Separators broken down by type for each of Exide's locations with appropriate lead times. During the Term of this Agreement, Exide shall update such forecasts on a rolling basis at least once every four weeks.

3.   Term of Agreement

     The Term of this Agreement shall be from the Effective Date through December 15, 2009.

4.   Prices

     4.1 Initial Prices for Separators supplied pursuant to this Agreement shall be as set forth on Exhibit A attached hereto.

     4.2 Subject to the other terms of this Agreement, Prices shall remain firm from the Effective Date to December 31, 2000 and are subject to annual revisions thereafter by Daramic to reflect any Substantial Change (as defined below) in Daramic's cost to manufacture Separators. These prices are based on [*****] (collectively, "Manufacturing Costs"). In the event there is a Substantial Change in Daramic's Manufacturing Costs, Daramic will adjust the Price for Separators from time to time while this Agreement is in effect (but not more often than once per year for each type of Separator) to reflect any such Substantial Change provided that the cumulative effect of any such Price adjustments shall not exceed the cumulative change in the Industrial Price Index from the Effective Date. If an adjustment in Price for a type of Separator is implemented by Daramic due to a Substantial Change, Daramic shall: (i) provide Exide at least 90 days written notice prior to the effective date of such change and (ii) make available to Exide documentation to substantiate the Substantial Change. The term "Substantial Change" shall mean any change (upward or downward) exceeding [*****] of Daramic's then-current Manufacturing Costs for any type of Separator. Prices will also be adjusted based on cost reductions achieved as contemplated by Sections 6 and 7.3 below.

     4.3 During the term of this Agreement, and for a period of two (2) years thereafter, Daramic shall keep accurate and complete records of all data necessary for the computation of its Manufacturing Costs. From time to time, upon reasonable notice to Daramic, Exide's designated independent public accountants shall have the right at reasonable times during normal business hours to examine the records of Daramic applicable to the calculation of and for the sole purpose of verifying the Prices charged Exide hereunder; provided, however, that before obtaining access to and examining such records, Exide shall cause its independent public accountants to execute and deliver a confidentiality agreement in form and substance reasonably acceptable to Daramic regarding Daramic's records and the information contained therein. If the records show that Daramic has failed to adjust the Prices in accordance with
Section 4.2 and such adjustment would have reduced the Prices paid by Exide during the applicable period by more than [*****], Daramic shall pay all costs associated with the examination of the records. Otherwise, Exide shall bear all costs of such examination. If Daramic disputes the calculation of any such adjustment by Exide's independent public accountants, the parties shall agree on the appointment of an independent third party arbitrator to resolve such dispute. If such arbitrator determines that the calculation by Exide's independent public accountants of the required Price adjustment is accurate, Daramic shall pay all costs associated with the work performed by the third party arbitrator. If such arbitrator determines that Daramic has complied with
Section 4.2, Exide shall pay all costs associated with the work performed by the third party arbitrator. Otherwise, the arbitrator shall determine how such costs shall be allocated between Daramic and Exide. Daramic will promptly refund to Exide any overpayment made by Exide plus liquidated damages in an amount equal to [*****] of such overpayment. The parties agree that the amount of liquidated damages set forth in the immediately preceding sentence is a fair and appropriate estimation of the injury caused to Exide by Daramic's failure to adjust the Prices in accordance with Section 4.2, and Daramic agrees not to contest or object to Exide's right to such amount of liquidated damages.

     4.4 In the event that the volume of Separators purchased by Exide during any Contract Year exceeds the Minimum Purchase Requirement, Exide shall be entitled to receive a rebate from Daramic equal to [*****] of the Prices paid by Exide for such Separators in excess of the Minimum Purchase Requirement; provided, however, that Exide shall only be entitled to receive a rebate from Daramic on up to a maximum of [*****] of Separators purchased by Exide. Daramic shall, at Exide's option, either (a) pay such rebate to Exide within [*****] of the date of receipt by Daramic of payment from Exide for any such excess Separators, or (b) promptly apply such rebate against any outstanding or future invoices payable to Daramic by Exide.

5.   Payment Terms

     Invoices are to be issued by Daramic upon shipment and are payable
[*****] after date of invoice. Any amounts due by Exide to Daramic, other than amounts disputed by Exide in good faith, which amounts are not paid when due shall accrue interest at a rate of [*****] per month from the date due until the date paid. All invoices must reference applicable Exide purchase order/contract release numbers and shall be sent to:

                                Exide Corporation
                                 645 Penn Street
                           Reading, Pennsylvania 19601
                           Attention: Accounts Payable

6.   Cost Reductions

     Daramic and Exide will use Customer-Supplier teams as a vehicle to identify and implement cost reduction activities by Daramic associated with Separators. Daramic will identify the implementation costs, including capital, and cost savings associated with any proposed project. Implementation and the timing for implementation of each project will be mutually agreed upon by the parties. Price changes based on such projects will reflect [*****] sharing of the cost savings actually accomplished. Both parties agree that if any capital expense required to implement a particular cost reduction or production expansion project does not support agreed upon payback expectations, then the project will not be initiated.

7.   Research & Development

     7.1 Daramic shall continue to provide separator and battery testing services to Exide such as are currently provided at its testing laboratories in Owensboro, Kentucky, and Hamburg, Germany, or at such other laboratory as may be mutually agreed upon by the parties.

     7.2 Daramic will provide equipment engineering services (enveloping and assembly equipment) and consultation to Exide's plants as may be reasonably requested by Exide. The exact nature and payment for such services and consultation shall be mutually agreed upon in advance by the parties.

     7.3 The parties acknowledge that Daramic is a technology leader in the battery separator industry, and Daramic agrees to use commercially reasonable efforts to keep abreast of and promptly implement all technological improvements, enhancements and/or advances in the manufacture of Separators. The parties intend to [*****] in all benefits (including cost savings) achieved through the efforts of Daramic or of both parties.

     7.4  [*****]

8.   Delivery

     8.1 Delivery of Separators shall be [*****], unless alternative terms are agreed to by the parties in writing. Daramic reserves the right to supply Separators from an alternate manufacturing facility and will bear any additional delivery costs (or pass on to Exide any additional savings) resulting from such a switch. Title to and risk of loss of Separators shall pass to Exide upon delivery to the carrier, notwithstanding any prepayment or allowance of freight by Daramic. Exide shall have the right to choose the mode of delivery and carrier. It shall be Exide's responsibility to arrange for any insurance it desires for the shipped Separators.

     8.2 Provided that Exide's actual orders submitted are within ten percent (10%) above or below the quarterly forecasts provided by Exide pursuant to
Section 2.5, Daramic undertakes to deliver ordered products no later than fourteen (14) business days after the mutually agreed delivery date. The parties agree to work together in good faith to agree on a mutually acceptable delivery date that will be no less than seven (7) days and no more than fourteen (14) days after submission of a firm order by Exide. If Daramic is unable to deliver product ordered by Exide within fourteen (14) business days after the mutually agreed delivery date, then Daramic will provide Exide with as much notice as possible of its inability to do so, and Exide will have the right to buy the affected volumes from an alternative source. These outside purchases will be counted toward satisfaction of Exide's Minimum Purchase Requirement. The parties agree that they shall work together in good faith to obtain for Exide battery separators which the parties mutually agree to be the best available substitute for the Separators to be provided by Daramic pursuant to this Agreement during such period as Daramic is unable to deliver product ordered by Exide pursuant to this Agreement. [*****]

9.   QS9000 Certification

     Daramic will use reasonable good faith efforts to obtain QS9000 certification for the Corydon facility (and/or any other facility or facilities at which Separators are produced for Exide) within two (2) years of the Effective Date. If, despite such efforts by Daramic, it is unable to obtain certification within the proscribed time period, Exide may not cancel or terminate this Agreement, so long as Daramic continues to use its reasonable good faith efforts to obtain certification.

10.  Specifications

     Specifications may not be modified, superseded or otherwise altered except by written agreement signed by authorized representatives of Daramic and Exide. No standard shall be ascribed beyond the manufacturing capabilities of the equipment and facilities being purchased by Daramic from Exide pursuant to the Purchase Agreement unless mutually agreed to in writing by both parties.

11.  Confidentiality

     11.1 The term "Confidential Information" as used herein means any and all information, know-how, data, specifications, formulae, techniques, processes and business information concerning Daramic's Separators or battery manufacturing equipment provided by Daramic or concerning Exide's batteries, their manufacture or use, disclosed by one party to the other and identified as confidential to the receiving party or its affiliates, except that Confidential Information shall not include:

     (a) Information which at the time of disclosure is in the public domain or which after disclosure is published or otherwise becomes part of the public domain through no fault of the receiving party;

     (b) Information which the receiving party can document as having been in its possession at the time of its disclosure by the other party under this Agreement; and

     (c) Information which the receiving party can document as having been in its possession after the time of its disclosure by the other party under this Agreement from a third party who did not acquire it directly or indirectly under an obligation of confidence.

     11.2 The parties agree that during the term of this Agreement, and for a period of ten (10) years subsequent to the termination or expiration of this Agreement (regardless of the cause of termination), they and/or any of their Affiliates will not use Confidential Information for any purpose other than for the purpose of this Agreement and will not disclose or otherwise publish Confidential Information to third parties without the other party's express prior written consent, except as is required to be disclosed by applicable law, rule or regulation or by court order. The terms and conditions of this Agreement shall be kept confidential, except as may be required by applicable law.

12.  Warranties, Remedies and Limitations

     12.1 Daramic warrants that the Separators used in the construction of lead-acid batteries hereunder do not or will not infringe any patent of the country of original manufacture by Daramic. Daramic shall defend and hold Exide harmless from and against any and all claims, liabilities and costs (including reasonable attorneys' fees) incurred by Exide as a result of any breach of this non-infringement warranty. Daramic's liability under this warranty is conditioned upon (i) Exide giving prompt written notice of any claim of patent infringements made against Exide, (ii) Exide making available to Daramic all information available to Exide in respect of the claim, and (iii) Exide's granting Daramic control of its settlement and/or litigation, provided, however, that Daramic shall not settle or compromise any claim in a matter that affects the rights or interests of Exide without Exide's prior written consent and further provided that if Exide's consent is not granted, then Daramic's obligation to defend and hold Exide harmless shall cease and be of no further force and effect as it relates to the particular claim in question. Daramic may discontinue delivery of Separators if, in Daramic's opinion, its manufacture would constitute patent infringement. Daramic makes no warranty against patent infringement resulting from use of Separators in combination with other materials or in the operation of any process or resulting from the production of Separators using specifications approved, provided or required by Exide, and if a claim, suit or action is based thereon, Exide shall defend, indemnify and hold Daramic harmless therefrom.

     12.2 DARAMIC WARRANTS THAT IT WILL PRODUCE THE SEPARATORS IN A GOOD AND WORKMANLIKE MANNER AND THAT THE SEPARATORS DELIVERED TO EXIDE WILL CONFORM TO THE SPECIFICATIONS. WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE INCLUDED. DARAMIC ALSO WARRANTS TO EXIDE THAT IT WILL CONVEY GOOD TITLE TO THE SEPARATORS SOLD AND DELIVERED HEREUNDER FREE OF ANY LIENS AND ENCUMBRANCES. DARAMIC HEREBY EXCLUDES AND DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS SECTION 12. THE REMEDIES OF EXIDE FOR ANY BREACH OF THE WARRANTIES SET FORTH IN THIS SECTION 12 SHALL, SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, BE THE REPLACEMENT OF THE NONCONFORMING PRODUCT OR, IN THE SOLE DISCRETION OF EXIDE, REFUND FOR THE PRICE PAID FOR ANY NONCONFORMING PRODUCT, TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES, INCLUDING, WITHOUT LIMITATION, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES. NO AGREEMENT VARYING OR EXTENDING THE

FOREGOING WARRANTIES WILL BE BINDING UPON DARAMIC UNLESS IN WRITING, SIGNED BY AN OFFICER OF DARAMIC.

13.  Force Majeure

     13.1 Exide acknowledges that the Separators are to be specially manufactured by Daramic to fulfill this Agreement and delivery dates are based on the assumption that there will be no delay due to causes beyond the reasonable control of Daramic. Daramic shall not be charged with any liability for delay or nondelivery when due to delays of suppliers, acts of God or the public enemy, compliance with any applicable foreign or domestic court order, law or governmental rule or regulation, whether or not it proves to be invalid, fires, riots, labor disputes, unusually severe weather, or any other cause similar or dissimilar beyond the reasonable control of Daramic ("Force Majeure Event").

     13.2 During the period when deliveries are affected by the Force Majeure Event, Daramic may suspend or reduce the quantities to be delivered, but this Agreement shall remain otherwise in effect unless such Force Majeure Event substantially affects delivery for over 90 consecutive days. Daramic shall endeavor to allocate any available Separators among all buyers including its own divisions and affiliates in such manner as it considers fair.

     13.3 Any other provisions contained in this Section 13 to the contrary notwithstanding, in the event that Daramic fails due to a Force Majeure Event to supply the necessary quantity of Separators which conform to the Specifications to Exide to meet the battery manufacturing requirements of Exide without interruption of such manufacturing (and provided that Exide has reasonably forecast demand under Section 2.5 above), or if such a failure is reasonably likely to occur, Daramic shall promptly notify Exide of such failure and Exide shall have the right to acquire substitute Separators from any available source in such quantities as are necessary to meet the manufacturing requirements of Exide until Daramic is able to supply the requisite quantity of Separators to Exide. If Exide submits a firm purchase order, but Daramic fails or appears reasonably likely to fail to deliver, and Exide purchases the ordered quantity from a third party, then such quantity shall count toward satisfaction of Exide's Minimum Purchase Requirement. The parties agree that they shall work together in good faith to obtain for Exide battery separators which the parties mutually agree to be the best available substitute for the Separators to be provided by Daramic pursuant to this Agreement during such period as Daramic fails or appears reasonably likely to fail to supply the necessary quantity of Separators which conform to the Specifications to Exide to meet the battery manufacturing requirements of Exide without interruption of such manufacturing. Once Daramic is again capable of producing and supplying the necessary quantity of Separators which conform to the Specifications, Exide shall resume its purchases from Daramic in accordance with this Agreement.

14.  Taxes, Duties and Excises

     In the absence of satisfactory evidence of exemption supplied to [*****], all taxes, duties, excises or other charges for which [*****] may be responsible for collection or payment to any government (national, state or local) upon, measured by or relating to the importation, exportation, production, or any phase or part of the production, storage, sale, transportation and/or use of the Separators.

15.  Notices

     Notices, demands and communications hereunder to Exide or to Daramic shall be deemed to have been duly given if in writing and delivered by overnight delivery service or sent by registered or certified mail (postage prepaid) or by facsimile (confirmed by delivery of the notice by mail or overnight delivery service) as follows:

     If to Daramic:

      Daramic, Inc.
      20 Burlington Mall Road
      Suite 325
      Burlington, MA 01803
      Facsimile No:  617/273-1112
      Attention:  General Manager or Director Sales & Marketing

     with a copy to:

      Jerry Zucker or James G. Boyd
      Daramic, Inc.
      4838 Jenkins Avenue
      North Charleston, SC 29405
      Facsimile: (843) 747-4092

     If to Exide:

      Exide Corporation
      645 Penn Street
      Reading, PA 19601
      Facsimile No: 610/371-0462
      Attention: Vice President - Purchasing and Vice President - Manufacturing.

     with a copy to:

      Exide Corporation
      2901 Hubbard Road
      Ann Arbor, MI 48105
      Facsimile No.:  734/827-2575
      Attention:  General Counsel

     Any party may designate by notice in writing a new address to which any notice, demand or communication may hereafter be given or sent.

16.  Orders

     Order releases for Separators will be provided in writing (or if by telephone subsequently confirmed in writing) by Exide to the respective Daramic manufacturing plant. Exide may use its standard release or purchase order form to specify quantity, destination, requested delivery date and mode of transportation of Separators; however, all terms and conditions of sale shall be as specified in this Agreement and only amended or supplemented by a written agreement signed by senior officers of both parties. To the extent inconsistent with the terms of this Agreement, the terms of sale stated in either party's invoice, purchase order, order acknowledgment, or similar document shall not apply to sales of Separators under this Agreement.

17.  Applicable Law and Effect of Partial Invalidity of This Agreement

     17.1 This Agreement and all sales made hereunder shall be deemed to be made under the laws of the State of Delaware and shall be construed in accordance therewith and all provisions hereof shall be interpreted in accordance with the plain English meaning of its words, all local customs and usages of trade to be excluded.

     17.2 If any covenant, agreement, term or provision of this Agreement, as from time to time amended, or the application thereof to any situation or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, as from time to time amended, or the application of such covenant, agreement, term or provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall not be affected and each other covenant, agreement, term or provision of this Agreement, as from time to time amended, shall be valid and enforceable to the fullest extent permitted by applicable law.

18.  General

     18.1 If Daramic is in breach or violation of any term or condition contained in this Agreement, and, if within thirty (30) days after Exide has given written notice thereof, such breach or violation is not cured, then Exide shall have the right to acquire Separators from any available source in such quantities as are necessary to meet the manufacturing requirements of Exide. If Exide purchases Separators from any third party in accordance with this Section 18.1, such purchases shall count towards satisfaction of Exide's Minimum Purchase Requirement. The parties agree that they shall work together in good faith to obtain for Exide battery separators which the parties mutually agree to be the best available substitute for the Separators to be provided by Daramic pursuant to this Agreement during such period as Daramic is unable to cure such breach or violation. [*****] Once Daramic is able to cure such breach or violation, Exide shall resume its purchases from Daramic in accordance with this Agreement.

     18.2 This Agreement and the Exhibits hereto set forth the entire Agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect to thereto. In particular, this Agreement supersedes and replaces that certain contract between the parties dated June 28, 1991. However, this Agreement does not replace or affect the Agreement for the Supply of Battery Separators for Lead-Acid Starter and Industrial Batteries between the parties dated September 29, 1995, as amended simultaneously herewith.

     18.3 This Agreement is not assignable or transferable by either party except to its successor or the transferee of all or substantially all of said party's business and assets to which this Agreement relates, and shall be binding upon and inure to the benefit of the parties, their respective Affiliates and their successors and permitted assigns. Each party will cause its Affiliates to abide by the terms and conditions of this Agreement.

     18.4 In the event of any conflict between the terms of this document and those contained in any Exhibits hereto, the terms of this document shall control.

     18.5 This Agreement may be amended, modified, superseded or canceled, and the terms or conditions hereof may be waived only by a written instrument executed by authorized representatives of Exide and Daramic, or in the case of a waiver by or on behalf of the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition or breach of any term contained in this Agreement in any one or more circumstances shall be deemed to be or be construed as further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term of this Agreement.

     18.6 The headings used in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above mentioned.

Daramic, Inc.

By: [ILLEGIBLE]
   --------------------------------------------------

Title: Secretary
      -----------------------------------------------


Exide Corporation

By: [ILLEGIBLE]
   --------------------------------------------------

Title: VICE PRESIDENT
      -----------------------------------------------